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                                                                    EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated (i) February 7, 2001, except as to
Note 21 for which the date is March 20, 2001, relating to the financial statements and financial statement schedule, which appear in Prentiss Properties Trust's Annual Report on Form 10-K for the year ended December 31, 2000; and
(ii) June 15, 2001 relating to the statement of revenues and certain operating expenses of the Acquisition Properties, which appear in Prentiss Properties Trust's Amendment No. 1 to the Current Report on Form 8-K dated April 10, 2001.

PricewaterhouseCoopers LLP

Dallas, Texas
August 28, 2001